EXHIBIT 99.1


                            AGREEMENT OF JOINT FILING

         Crestview Capital Master, LLC and Crestview Capital Partners, LLC agree that the Schedule 13D to which this Agreement is attached, and all future amendments to such Schedule 13D, shall be filed on behalf of each of them. This Agreement is intended to satisfy the requirements of Rule 13d-l (k)(l) under the Securities Exchange Act of 1934, as amended. This agreement may be executed in any number of counterparts, each of which shall be deemed to be in original, but all of which together shall constitute one and the same instrument.

                                                            Date: April 5, 2007

CRESTVIEW CAPITAL MASTER, LLC


   /s/ Daniel I. Warsh
-----------------------------
Name:  Daniel I. Warsh
     ------------------------
Title: Manager



CRESTVIEW CAPITAL PARTNERS, LLC

   /s/ Daniel I. Warsh
-----------------------------
Name:  Daniel I. Warsh
     ------------------------
Title: Manager